UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Dime Community Bancshares, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	11-3297463
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Cadman Plaza West, 8th Floor
Brooklyn, New York	11201
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A, $0.01 Par Value Per Share	The NASDAQ Stock Market LLC
(Title of each class to be so registered)	(Name of each exchange on which each class is to be registered)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):  333-220175

Securities to be registered pursuant to Section 12(g) of the Act:

N/A
(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the 2,999,200 shares of Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (the “Preferred Stock”), with a liquidation preference of $25.00 per share, of Dime Community Bancshares, Inc. (the “Registrant”).  The terms of the Preferred Stock are described under the heading “Description of the Preferred Stock” in the final prospectus supplement dated January 29, 2020, as originally filed with the Securities and Exchange Commission (the “Commission”) on January 29, 2020 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, to the prospectus (together, the “Prospectus”) included in the Registrant’s Registration Statement on Form S-3 (Registration No. 333-220175) (the “Registration Statement”), as originally filed with the Commission on September 6, 2017.  Such information, as it may hereafter be amended or supplemented and filed as part of an amendment to the Registration Statement of which the Prospectus forms a part or otherwise pursuant to Rule 424(b) under the Securities Act of 1933, as amended, is incorporated herein by reference.

Item 2.	Exhibits.

3.1
Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Transition Report on Form 10-K for the transition period ended December 31, 2002, filed with the Commission on March 28, 2003 (File No. 000-27782))

3.2	Certificate of Designations, Preferences and Rights of 5.50% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A, with a liquidation preference of $25.00 per share

3.3
Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on January 24, 2019 (File No. 000-27782))

3.4	Specimen Certificate for 5.50% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DIME COMMUNITY BANCSHARES, INC.

Date:	February 5, 2020	By:	/s/Kenneth J. Mahon
Kenneth J. Mahon
President and Chief Executive Officer